EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

MATADOR HOLDCO, INC.

It is hereby certified that:

1.	The name of the corporation is Matador Holdco, Inc.

2.	The corporation is a for-profit corporation.

3.	The file number issued to the corporation by the secretary of state is 801346526.

4.	The date of formation of the entity is November 22, 2010.

5.	The Article I of the Certificate of Formation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE I

The name of the corporation is Matador Resources Company (the “Corporation”).

6.	This Certificate of Amendment has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

7.	This Certificate of Amendment shall be effective at 12:01 PM on August 9, 2011 (the “Effective Date”).

8.	At any time prior to the Effective Date, the Board of Directors of the corporation may abandon the proposed amendment to the Certificate of Formation without further action by the shareholders of the corporation, notwithstanding authorization of the proposed amendment by the shareholders.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 8th day of August, 2011.

AUTHORIZED PERSON:

/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman and President